UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 20, 2024

ZRCN Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-56380	83-2756695
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1580 Dell Avenue, Campbell, CA. 95008.

(Address of principal executive offices and zip code)

(408) 963-4550

Registrant’s telephone number, including area code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered under Section 12(b) of the Exchange Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Securities registered under Section 12(g) of the Exchange Act:

Common Stock, par value $0.0001 per share

(Title of class)

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 14, 2024, Ron Bourque, a Director of ZRCN Inc. (“ZRCN” or the “Company”), and of Zircon Corporation (“Zircon”), a wholly owned subsidiary of ZRCN, announced his intention to retire as a Director of the Company and of Zircon effective August 14, 2024. Mr. Bourque will remain available to management under the terms of his arrangement with the Company and Zircon, to provide transition assistance and support to the Company and Zircon, and to Joseph R. Bronson, who will succeed Mr. Bourque as Director of the Company and Zircon as described below.

On August 14, 2024, ZRCN Inc. (“ZRCN” or the “Company”), and of Zircon Corporation (“Zircon”), a wholly owned subsidiary of ZRCN, appointed Joseph R. Bronson as a Director of the Company Zircon, effective immediately. Mr. Bronson does not have any family relationship with any director, executive officer or person nominated or chosen by the Company and by Zircon to become a director or executive officer of either entity. There is no understanding or arrangement between Mr. Bronson and any other person pursuant to which he was selected as a director of the Company or of Zircon. Other than the directors agreement described below, there are no transactions in which Mr. Bronson has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Bronson has served as Chief Executive Officer and Principal of The Bronson Group, LLC., a business advisory group focused on operational and financial consulting since 2012. He also is an advisor and supervisory board member of Solayer, an equipment company based in Germany and China in the advanced optical applications area. He has been an adviser to AMEC, a semiconductor equipment company, based in Shanghai, China since 2008. From 2016 to 2021 Mr. Bronson was a Managing Director and Strategic Advisor to Cowen, a New York City based investment bank. In February 2024, he became an advisor to FMC (Ferro-electric Memory Corporation), a company involved in the design and fabrication of advanced memory semiconductor chips.

Mr. Bronson currently serves on the board of PDF Solutions, Inc. (NASDAQ: PDFS), a leading provider of comprehensive data solutions for the semiconductor ecosystem, as the lead Director. Mr. Bronson joined the board of Graph Audio in August 2021, a development stage enterprise engaged in the development of graphene materials with focus on audio equipment. Mr. Bronson currently serves as a Regent at Santa Clara University and Loyola Marymount University. He had been a member of the Board of Trustees of Fairfield University from 2009 until February 2021. He is a past Chair of the Board of Trustees of Bellarmine Preparatory School in San Jose, California and became an Emeritus Director in 2023 after 20 years of service. He is also the Chair of the Advisory Board of the Leavey School of Business at Santa Clara University. Mr. Bronson is a certified public accountant and holds a Bachelor of Science degree in accounting from Fairfield University and a Master of Business Administration from the University of Connecticut.

The Company has also entered into a Board of Director Agreement (“Director Agreement”) with Mr. Bronson in connection with his appointment. Under the terms of the Director Agreement, Mr. Bronson will receive a flat fixed cash fee of seven thousand two hundred dollars ($7,200) per quarter and will be granted an option to purchase forty-eight thousand (48,000) shares of the Company’s common stock, that will vest one (1) year from the date of grant.

The foregoing summary of the terms and conditions of the Director Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Director Agreement attached hereto as Exhibits 10.1which is incorporated herein by reference.

Exhibit No.	Description
10.1	Board of Director Agreement, dated August 14, 2024, by and between ZRCN Inc . and Joseph Bronson
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZRCN Inc.

Date: August 20, 2024	By:	/s/ Jeff Parsons
Jeff Parsons
Chief Financial Officer